Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts: Investor Relations — Anne Bork (248) 447- 5914

Media — Andrea Puchalsky (248) 447-1651

Lear Declares First-Quarter Cash Dividend

     Southfield, Mich., February 3, 2004 — Lear Corporation [NYSE: LEA] today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share on the company’s common stock. The dividend is payable on March 8, 2004 to shareholders of record at the close of business on February 18, 2004.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is the world’s largest automotive interior systems supplier. The company’s world-class products are designed, engineered and manufactured by more than 110,000 employees at 280 facilities located in 33 countries. Additional information about Lear and its product is available on the Internet at www.lear.com.

# # #